Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

CONTACT: DAVID CASTANEDA

Vice President

Investor & Media Relations

Direct: 713-265-0202

E-mail: Info@Cheniere.com

Cheniere Energy Amends Stockholder Rights Plan

HOUSTON—January 24, 2005—Cheniere Energy, Inc. (AMEX:LNG - News) announced today that, on January 18, 2005, its board of directors approved an amendment to Cheniere’s Stockholder Rights Plan to increase from $200 to $700 the purchase price payable upon exercise of a right under the Stockholder Rights Plan to purchase one unit of Cheniere’s preferred stock. For that purpose, Cheniere and the rights agent under the Stockholder Rights Plan entered into a first amendment to the related rights agreement on January 24, 2005.

A more detailed description of the first amendment to the related rights agreement and its operation is contained in Cheniere’s Form 8-K, which is being filed today with the Securities and Exchange Commission and will be available on Cheniere’s website: www.cheniere.com.

Cheniere Energy, Inc. is a Houston-based developer of LNG receiving terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG receiving terminals near Sabine Pass in Cameron Parish, LA, in which it holds a 100% ownership interest; near Corpus Christi, TX, in which it holds a 66.7% ownership interest; and near Creole Trail in Cameron Parish, LA in which it holds a 100% ownership interest. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its website at www.Cheniere.com.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

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